EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Dawn Felepe Klehr

Entegris Public Relations

952-556-8079

dawn_felepe_klehr@entegris.com

Heide Erickson

Director of Investor Relations

952-556-8051

heide_erickson@entegris.com

ENTEGRIS TO EXCEED SALES GUIDANCE FOR THIRD QUARTER 2003 RESULTS

CHASKA, Minn., June 2, 2003—Entegris, Inc. (Nasdaq: ENTG), the materials integrity management company, today announced that it expects to exceed previous company guidance for its third quarter 2003, which ended on May 31, 2003. Entegris expects to report third quarter 2003 revenue of above $67 million and a net profit. In its second quarter 2003 financial release, Entegris indicated that it expected sales for its third quarter 2003 to increase from its second quarter 2003 by about 10 to 15 percent to approximately $60 to $62 million.

“Sales in our semiconductor, data storage and services markets firmed more than anticipated during our third quarter,” said Jim Dauwalter, president and chief executive officer of Entegris. “In addition, Team Entegris executed well on the integration of the acquired wafer and reticle carrier line, announced in February 2003. While industry conditions remain challenging and visibility low, we are very pleased with our execution during this quarter,” concluded Dauwalter.

Details of the financial results and future expectations will be issued in a press release on Thursday, June 19, 2003 before the market opens. A teleconference to discuss third quarter financial performance is scheduled for the same day at 8:30 a.m. Eastern Standard Time (EST). The call will also be available live from the Entegris Web site at www.entegris.com/investors with a direct link to the webcast. For more information please visit the Entegris Web site and the press release issued on May 30, 2003, announcing the details on the conference call.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions and the ability to expand into new markets. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2002 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services transport the critical materials that enable the world’s leading technologies. Entegris is a leading materials integrity management company providing products and services used from production to consumption in the semiconductor, data storage, chemical processing, pharmaceutical and other key technology-driven industries worldwide.

Entegris is headquartered in Chaska, Minnesota, USA and has manufacturing facilities in the United States, Germany, Japan and Malaysia and is ISO 9001 certified. Directly and through alliances with Metron Technology and other distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

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